Exhibit 10.7

Execution Version

INVESTMENT MANAGEMENT AGREEMENT

dated as of September 6, 2023

BY AND BETWEEN

FSSL FINANCE BB ASSETCO LLC,
a Delaware limited liability company

AND

FS ENERGY AND POWER FUND,
a Delaware statutory trust

Table of Contents

Page

1.	General Duties of the Investment Manager	1

2.	Duties and Obligations of the Investment Manager with Respect to the Administration of the Company	5

3.	Authority to Bind the Company; No Joint Venture	6

4.	Limitations Relating to Collateral Obligations	7

5.	Brokerage	8

6.	Compensation	8

7.	Representation and Warranties	9

8.	Expenses	10

9.	Services to Other Companies or Accounts; Conflicts of Interest	11

10.	Duty of Care and Loyalty; Exculpation of Liability	11

11.	Indemnification	12

12.	Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Delegation	14

13.	Power of Attorney; Further Assurances	16

14.	Amendment of this Agreement; Assignment	16

15.	Notices	17

16.	Binding Nature of Agreement; Successors and Assigns	17

17.	Entire Agreement	17

18.	Costs and Expenses	17

19.	Books and Records	17

20.	Titles Not to Affect Interpretation	17

21.	Provisions Separable	18

22.	Governing Law	18

23.	Execution in Counterparts	18

24.	Third Party Rights; Benefits of Agreement	18

25.	Subordination; Non-Petition	18

-i-

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”), dated as of September 6, 2023, is made by and between FSSL FINANCE BB ASSETCO LLC, a Delaware limited liability company (the “Company”), and FS ENERGY AND POWER FUND (which, for the avoidance of doubt, may be renamed to FS Specialty Lending Fund or such other name as notified to the Liquidation Agent), a Delaware statutory trust (the “Investment Manager”). Unless otherwise specified, capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Indenture dated as of September 6, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) by and between the Company, as Issuer, BARCLAYS BANK PLC, as Liquidation Agent and COMPUTERSHARE TRUST COMPANY, N.A., as Trustee, and the Margining Agreement dated as of September 6, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Margining Agreement”) by and between, among others, the Company and the Investment Manager.

1.            General Duties of the Investment Manager.

Subject to the direction and control of the Company and in a manner consistent with the customary standards, policies and procedures followed by asset managers of national standing relating to assets of the nature and character of the Collateral Obligations and without regard to any relationship that the Investment Manager or any Affiliate thereof may have with any obligor of such Collateral Obligation or any Affiliate of any such obligor (the “Investment Management Standard”), the Limited Liability Company Agreement, the policies adopted or approved by the Company, the terms of the Indenture and the terms of this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the Collateral Obligations, manage, service, administer and make collections on the Collateral Obligations and perform its duties set forth herein, and shall perform on behalf of the Company those investment and leverage related duties and functions assigned to the Company or the Investment Manager under the Indenture, and shall have such other powers with respect to the investment and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Company. The Investment Manager shall endeavor to comply in all material respects with all applicable federal and state laws and regulations. The Investment Manager is hereby appointed as the Company’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Collateral Obligations, in all cases subject to the terms of the Indenture, including, without limitation:

(a)            identifying and originating Collateral Obligations to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Collateral Obligation on behalf of the Company;

(b)            identifying Collateral Obligations owned by the Company to be sold or substituted by the Company, selecting the dates for such sales or substitutions, and selling or substituting such Collateral Obligations on behalf of the Company;

(c)            negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Collateral Obligations, including without limitation, confidentiality agreements and commitment letters;

(d)           structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Collateral Obligations to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

(e)            exercising, on behalf of the Company, rights and remedies associated with Collateral Obligations, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an obligation, to waive any default, including a payment default, with respect to an obligation and to take any other action consistent with the Investment Management Standard which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to a Collateral Obligations, including without limitation, initiating and pursuing litigation;

(f)            responding to any offer in respect of Collateral Obligations by tendering the affected Collateral Obligations, declining such offer, or taking such other actions as the Investment Manager may determine;

(g)            exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Collateral Obligations;

(h)           advising and assisting the Company with respect to the valuation and rating of the Collateral Obligations;

(i)             retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Collateral Obligations;

(j)             directing, or causing to be directed, all obligors to pay all payments and collections owing to the Company on any Collateral Obligation (“Collections”) directly to the Principal Collection Account or the Interest Collection Account, as applicable, depositing all Collections received directly by it into the Principal Collection Account or the Interest Collection Account, as applicable, within one (1) Business Day of receipt thereof and, within three (3) Business Days after receipt into the Principal Collection Account or the Interest Collection Account, as applicable, identifying all available balances in the Interest Collection Account as Interest Proceeds or Principal Collection Account as Principal Proceeds. If, notwithstanding the foregoing, the Investment Manager at any time thereafter receives any Collections or any other proceeds of any Collateral Obligations constituting Interest Proceeds or Principal Proceeds, the Investment Manager shall direct, or cause to be directed, the related obligor to make such payments to the Principal Collection Account or the Interest Collection Account, as applicable, and shall promptly, and in any event no later than the second Business Day after receipt thereof, deposit or cause to be deposited all such amounts into the Principal Collection Account or the Interest Collection Account, as applicable, (and shall identify such amounts as either Principal Proceeds or Interest Proceeds, as applicable);

(k)            cooperating with the Collateral Administrator in connection with the preparation of the Monthly Report and (i) supplying any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Collateral Obligations and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Administrator under the Collateral Administration Agreement, and (ii) providing the information described under Section 10.5(a) of the Indenture for such Monthly Report and attempting to resolve any discrepancy (if any);

(l)             causing the Company to pay, perform and discharge or cause to be paid, performed and discharged promptly all charges payable by it, except where the failure to so pay, discharge or otherwise satisfy such charge would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect;

(m)           defending the right, title and interest of the Trustee (for the benefit of the Secured Parties) and the Noteholders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

(n)           not (i) permitting the validity or effectiveness of the Indenture or any grant thereunder to be impaired, or permit the Lien granted under the Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Indenture or any other Transaction Document, except as may be expressly permitted pursuant to the Transaction Documents, (ii) permitting any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (iii) taking any action that would cause the Lien granted under the Indenture not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Lien;

(o)           permitting representatives of the Liquidation Agent at any time and from time to time as the Liquidation Agent shall reasonably request, at the Issuer's expense, (i) to inspect and make copies of and abstracts from the Investment Manager’s records relating to the Collateral Obligations and (ii) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person's performance under this Agreement and the other Transaction Documents with any officer or employee or with the presence of an officer of the Investment Manager or auditor (if any) of such Person having knowledge of such matters. The Investment Manager agrees to render to the Liquidation Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Investment Manager's business and operations. So long as no Event of Default has occurred and is continuing under the Indenture, such visits and inspections shall occur only (x) upon ten (10) calendar days' prior written notice, (y) during normal business hours and (z) no more than once in any calendar year. Following the occurrence and during the continuance of an Event of Default under the Indenture, there shall be no limit on the timing or number of such inspections and only one (1) Business Day prior notice will be required before any inspection;

(p)            furnishing promptly to the Trustee, and the Trustee shall furnish to the Noteholders, copies of the following financial statements, reports and information:

(1)            as soon as available, but in any event within 120 days after the end of each fiscal year of the Investment Manager, a copy of the audited consolidated balance sheet of the Investment Manager and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year;

(2)            as soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Investment Manager and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Investment Manager and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Investment Manager and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and

(3)            from time to time, such other information or documents (financial or otherwise) as the Liquidation Agent or the Majority of Noteholders may reasonably request with respect to the financial position or business of the Investment Manager and its consolidated Subsidiaries and the Collateral or to comply with obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act, provided that, in each case of clauses (A) to (C), the Investment Manager’s obligation under this Section 1(r)(3) shall be deemed to be satisfied if the financial statements of the Investment Manager are made available via EDGAR, or any successor system of the Securities and Exchange Commission;

(q)           giving notice to the Liquidation Agent in writing (which writing may be in the form of an email) promptly upon (and in no event later than five (5) Business Days (or, in the case of an Event of Default, one (1) Business Day) after) the occurrence of any of the following:

(1)            the Investment Manager obtaining actual knowledge that any Adverse Proceeding has occurred;

(2)            the Investment Manager obtaining actual knowledge that any Default or Event of Default under the Indenture has occurred; provided that the failure to provide such notice shall not itself result in a Default or an Event of Default under the Indenture;

(3)            the Investment Manager obtaining actual knowledge that an event that it believes would constitute a Revaluation Event has occurred;

(4)            the Investment Manager obtaining actual knowledge of any material adverse claim asserted against any of the Collateral Obligations, the Collateral Accounts or any other Collateral; or

(5)            any change in the information provided in the Beneficial Ownership Certification delivered to any Noteholder that would result in a change to the list of beneficial owners identified in such certification;

(r)            in the Investment Manager’s discretion, performing such actions on behalf of the Company as permitted in the Indenture and/or the other Transaction Documents and making such determinations as necessary (in the Investment Manager’s discretion) to carry out the Company’s business under the Indenture and/or the other Transaction Documents.

For the avoidance of doubt, the Investment Manager does not guarantee the performance of any obligations of any other Person under any Transaction Document.

2.             Duties and Obligations of the Investment Manager with Respect to the Administration of the Company.

The Investment Manager agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company’s custodian and other service providers) to the Company. To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

(a)            maintain or oversee the maintenance of the books and records of the Company and maintain (or oversee maintenance by other persons) such other books and records required by law or for the proper operation of the Company, including identifying each Collateral Obligation clearly and unambiguously in its servicing records to reflect that such Collateral Obligation is owned by the Company and that the Company is pledging a security interest therein to the Secured Parties pursuant to the Indenture;

(b)            to the extent prepared or filed by the Company, oversee the preparation and filing, and in all events review and ensure the timely filing, of all federal, state and local income Tax returns required to be filed by the Company and any other required Tax returns or reports;

(c)            review the appropriateness of and arrange for payment of the Company’s expenses;

(d)           prepare for review and approval by officers and other authorized persons of the Company (collectively, the “Authorized Signatories”) financial information for the Company’s financial statements (if the Company prepares separate financial statements) and such other reports, forms and filings, as may be mutually agreed upon or as may be required by law or the Indenture or the other Transaction Documents;

(e)            prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

(f)            make recommendations to the Company concerning the performance and fees of any of the Company’s service providers as the Company may reasonably request or deem appropriate;

(g)           oversee and review calculations of fees paid to the Company’s service providers;

(h)           consult with the Authorized Signatories, and the Company’s independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial accounting services;

(i)             determine the amounts available for distribution as dividends and distributions to be paid by the Company to its Member;

(j)             prepare such information and reports as may be required under the Indenture and the other Transaction Documents;

(k)            provide such assistance to the Company’s custodian, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

(l)             respond to, or refer to the Company’s officers or Authorized Signatories, inquiries relating to the Company;

(m)           supervise any other aspects of the Company’s administration as may be agreed to by the Company and the Investment Manager; and

(n)           from time to time promptly following receipt thereof, forward additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation to any collateral custodian of the Company.

All services are to be furnished through the medium of any officers, Authorized Signatories or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

The Company shall, upon demand, subject to any applicable limitations in the Indenture, reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this Section 2.

3.             Authority to Bind the Company; No Joint Venture.

(a)            Except as provided in or pursuant to Sections 1, 4 and 13 hereof, the Investment Manager shall have no authority to bind or obligate the Company. All acts of the Investment Manager (other than as provided in the Indenture, the other Transaction Documents, the Limited Liability Company Agreement or in Section 1 or Section 13 hereof with respect to any Collateral Obligation) shall require the Company’s consent and approval to bind the Company. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Company from time to time, shall have no authority to act for or represent the Company.

(b)           The Investment Manager shall act in conformity with the written instructions and directions of the Company delivered in accordance with the terms and conditions hereof, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement or the Limited Liability Company Agreement. The Investment Manager will not be bound to follow any amendment to the Indenture, the other Transaction Documents or the Limited Liability Company Agreement until it has received written notice thereof and until it has received a copy of the amendment from the Company or the Liquidation Agent; provided that if any such amendment materially affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Subject to the fiduciary duty of the Member, the Company agrees that it shall not permit any amendment to the Limited Liability Company Agreement that materially affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing. The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of the Company and may also rely on opinions of the Investment Manager’s counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

4.              Limitations Relating to Collateral Obligations.

(a)            Collateral Obligations. Except as otherwise provided in this Section 4 and except in accordance with the Investment Management Standard, and subject to the requirements of the Indenture, the other Transaction Documents, the Limited Liability Company Agreement and applicable law, the Investment Manager may cause the Company (which term shall include, for all purposes relating to the purchase and sale of Collateral Obligations and the duties and obligations of the Investment Manager set forth in Section 1 hereof, the Company and its consolidated subsidiaries, if any) from time to time to purchase Collateral Obligations.

(b)           Transaction, Director, Consulting, Advisory, Closing and Break-up Fees. The Company shall receive its pro-rata share, measured by the amount invested or proposed to be invested by the Company in any Collateral Obligation, of any transaction, director, consulting, advisory, closing and break-up fees, or similar fees (“Additional Fees”) payable with respect to any Collateral Obligation. Notwithstanding anything herein or in the Limited Liability Company Agreement to the contrary, to the extent that any Additional Fees with respect to the Company’s share of such investment are paid to the Investment Manager or any of its Affiliates, at the election of the Investment Manager, such amount will first be applied to reimburse the Investment Manager or its Affiliates for their out of pocket expenses in connection with the transaction giving rise to such fees.

5.             Brokerage.

The Investment Manager shall use commercially reasonable efforts to effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

6.             Compensation.

The Company agrees to pay to the Investment Manager, on each Payment Date, and the Investment Manager agrees to accept as compensation for all services rendered by the Investment Manager as such, an amount equal to 0.25% per annum of the aggregate principal balance of all Collateral Obligations measured as of the beginning of the Due Period preceding such Payment Date (the “Investment Management Fee”) and payable in accordance with the Priority of Payments as described in the Indenture on such Payment Date. The Investment Management Fees will be calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed. Each of the Company and the Investment Manager acknowledges that the Investment Management Fee is commercially reasonable and at a market rate that would be charged by an unrelated entity.

If on any Payment Date there are insufficient funds to pay any Investment Management Fee then due in full in accordance with the Priority of Payments, or if on or prior to any Payment Date the Investment Manager elects (by delivering notice of such election to the Trustee and the Collateral Administrator) to defer all or any portion of the Investment Management Fee due or to become due on such Payment Date, the amount not so paid or elected to be deferred shall be deferred and shall be payable on the first succeeding Payment Date on which any funds are available therefor in accordance with the Priority of Payments, unless deferred again. The Investment Manager shall have the right, at its sole option, to waive all or a portion of any accrued and unpaid Investment Management Fee at any time by delivering notice thereof to the Trustee, and directing the Trustee to apply such amounts as Interest Proceeds or as Principal Proceeds for application in accordance with the Priority of Payments. Notwithstanding the above or any other provision of this Agreement, all of the obligations of the Company under this Agreement are limited recourse obligations payable solely from Collateral granted to the Trustee pursuant to the Granting clauses of the Indenture. No recourse shall be had for the payment of any amount owing in respect of this Agreement against any other asset of the Company or against any officer, director, employee, partner, member, shareholder or incorporator of the Company. The obligations of the Company under the Notes, this Agreement, the Indenture and the other Transaction Documents are limited recourse obligations of the Company payable solely from the Collateral, and following realization of the Collateral and reduction thereof to zero, all obligations and all claims against the Company hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive.

7.              Representations and Warranties.

The Investment Manager represents, warrants and covenants as of the date hereof and (other than with respect to clause (c)) as of each Addition Purchase Date as to itself:

(a)           Organization and Good Standing. It has been duly organized and is validly existing as a statutory trust in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times;

(b)           Due Qualification. It is duly qualified to do business as a Delaware statutory trust in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect (as herein defined);

(c)            Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by the Investment Manager by all necessary statutory trust action;

(d)            Binding Obligations. This Agreement has been executed and delivered by the Investment Manager and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (A) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(e)            No Violation. The execution, delivery and performance of this Agreement by the Investment Manager, the Investment Manager’s consummation of the transactions contemplated hereby and the Investment Manager’s fulfillment of the terms hereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its articles of amendment and restatement or amended and restated bylaws, or any material indenture, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it or its properties are bound, (B) result in the creation or imposition of any adverse claim upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other material instrument (except as may be created pursuant to this Agreement or any other Transaction Document), or (C) violate in any material respect any existing law or regulation binding on the Investment Manager, in each case of clauses (A) to (C), to the extent that such conflict, creation or imposition or violation, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(f)            No Proceedings. There are no proceedings or investigations pending or, to the best of the Investment Manager’s knowledge, threatened against it, before any Governmental Authority having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated hereby or (C) seeking any determination or ruling against the Investment Manager, in each case of clauses (A) to (C) would reasonably be expected to have a Material Adverse Effect; and

(g)           No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Governmental Authority having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in each case other than (i) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (ii) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect.

(h)           Sanctions and Anti-Money Laundering Laws. The Investment Manager shall comply and shall ensure that its directors, officers and employees actively involved in the transactions contemplated by the Transaction Document comply (A) in all respects with all applicable Anti-Corruption Laws and Sanctions and (B) in all material respects with all applicable Anti-Money Laundering Laws.

(i)            Compliance with Applicable Laws. The Investment Manager shall comply with all Applicable Law (whether statutory, regulatory or otherwise) applicable to it, except where failing to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and, without limiting the generality of the foregoing, conducting its business and other activities in compliance in all material respects with all the provisions of the Investment Company Act and the rules, regulations or orders issued by the Securities and Exchange Commission thereunder that apply to the Investment Manager.

8.              Expenses.

Other than as set forth below, the Company will be responsible for paying all of its expenses. On behalf of the Company, the Investment Manager may advance payment of any expenses, and the Company shall, upon request and subject to the applicable limitations and the Priority of Payments set forth in the Indenture, reimburse the Investment Manager therefor within thirty (30) days following written request from the Investment Manager. Nothing in this Section 8 shall limit the ability of the Investment Manager to be reimbursed by any Person other than the Company (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Company with receipts or other written vouchers with respect thereto upon request of the Company. The Company shall bear the costs and expenses of all audits and inspections permitted by Section 7.1(t) of the Indenture.

9.             Services to Other Companies or Accounts; Conflicts of Interest.

(a)           The Investment Manager and its Affiliates, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors’ committee member of, advisor to, or participant in, any corporation, company, trust or other business entity. The Investment Manager and its Affiliates may, and expect to, receive fees or other compensation from third parties for any of these activities unrelated to the Company, which fees will be for the benefit of their own account and not the Company.

(b)           In addition, the Investment Manager and its Affiliates may manage other investment vehicles and separate accounts (“Other Accounts”) that invest in assets eligible for purchase by the Company. The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on Other Accounts. In these circumstances, the Investment Manager and its affiliated persons will act in a manner believed to be equitable to the Company and such Other Accounts, including co-investment in accordance with applicable laws, including the conditions of any exemptive relief obtained by the Company and the Investment Manager. The allocation of investment opportunities among the Company and Other Accounts will be made in good faith pursuant to the Investment Manager’s written allocation policies. The Investment Manager may combine purchase or sale orders on behalf of the Company with orders for Other Accounts, and allocate the assets so purchased or sold among such accounts in an equitable manner. The Company may invest in portfolio companies in which Other Accounts have or are concurrently making the same investment or a different investment (e.g., an investment that is junior to the Company’s investment). In such situations, the Company and the Other Accounts may potentially have conflicting interests. If any matter arises that the Investment Manager determines in its good faith judgment constitutes an actual conflict of interest, the Investment Manager may take such actions as may be necessary or appropriate to ameliorate the conflict. These actions may include, by way of example and without limitation, disposing of the asset giving rise to the conflict of interest, appointing an independent fiduciary, or delegating decisions relating to the asset giving rise to the conflict of interest to a subcommittee of the Investment Manager.

10.           Duty of Care and Loyalty; Exculpation of Liability.

The Investment Manager shall exercise its discretion and authority in accordance with the Investment Management Standard.

11.           Indemnification.

(a)           To the fullest extent permitted by applicable law, the Company shall be held harmless and indemnified by the Investment Manager against any claims, demands, costs, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees incurred by the Company (“Losses”) in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which the Company may be or may have been involved as a party or otherwise or with which the Company may be or may have been threatened, while acting in connection with the establishment, management or operations of the Company or the management of the Collateral Obligations, provided, however, to the fullest extent permitted by applicable law, that the Company shall not be indemnified hereunder if there has been a determination by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Losses have been primarily attributable to the Company’s willful misfeasance, bad faith, gross negligence in performance, or reckless disregard, of its obligations; provided further, that the Investment Manager will not be required to indemnify the Company with respect to any Losses resulting from the performance or non-performance of the Collateral Obligations.

Indemnification under this Section 11(a) shall survive the termination of this Agreement and shall include reasonable fees and expenses of counsel and expenses of litigation.

If for any reason (other than the exclusions set forth in the first paragraph of Section 11(a)) the indemnification provided above in Section 11(a) is unavailable to the Company or is insufficient to hold the Company harmless, then the Investment Manager agrees to contribute to the amount paid or payable by the Company as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and the Investment Manager and its Affiliates, on the other hand, but also the relative fault of the Company, on the one hand, and the Investment Manager and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

(b)           To the fullest extent permitted by applicable law, each of the Investment Manager, and its Affiliates, or any officer, director, member, manager, employee, stockholder, assign, representative or agent of any such Person (each, an “Investment Manager Indemnified Person”, and collectively, the “Investment Manager Indemnified Persons”) shall be held harmless and indemnified by the Company (solely out of the Collateral Obligations and in accordance with Section 11(e), and not (solely for the purposes of this Agreement) out of the separate assets of any Member) against any Losses incurred by such Investment Manager Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Investment Manager Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Directors of the Member, as the plaintiff or complainant) or with which such Investment Manager Indemnified Person may be or may have been threatened, while acting in such Person’s capacity as an Investment Manager Indemnified Person in connection with the establishment, management or operations of the Company or the management of the Collateral Obligations, provided, however, that an Investment Manager Indemnified Person shall not be indemnified hereunder if and to the extent resulting from such Investment Manager Indemnified Person’s bad faith, willful misfeasance, gross negligence or reckless disregard; provided further, that the Company will not be required to indemnify any Investment Manager Indemnified Persons with respect to any Losses (i) arising out of an action or claim brought against such Investment Manager Indemnified Person by the Company or its Affiliates, or (ii) resulting from the performance or non-performance of the Collateral Obligations.

(c)            Only to the extent permitted pursuant to the terms of the Indenture, the Company shall make advance payments in connection with the expenses of defending any action, suit or other proceeding with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by an Investment Manager Indemnified Person of such Investment Manager Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Investment Manager Indemnified Person is entitled to such indemnification and if a majority of the Directors of the Member determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Investment Manager Indemnified Person shall provide adequate security for its undertaking (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Investment Manager Indemnified Person ultimately will be found entitled to indemnification. Any payments pursuant to this Section 11(c) while the Notes are Outstanding will be paid solely in accordance with the Priority of Payments (subject to the availability of funds and to the conditions set forth in the Indenture).

(d)           The rights accruing to any Investment Manager Indemnified Person under these provisions shall not exclude any other right to which such Investment Manager Indemnified Person may be lawfully entitled.

(e)            Each Investment Manager Indemnified Person (other than the Investment Manager) shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors of the Member, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director of the Member. The Investment Manager shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon any books of account or other records of the Company that were prepared by an agent or other third party, upon an opinion of counsel, or upon reports made to the Company by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors of the Member, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director of the Member.

(f)            Any payments pursuant to Section 11(b) of this Agreement while the Notes are Outstanding will be paid solely in accordance with the Priority of Payments (subject to the availability of funds and to the conditions set forth in the Indenture). All determinations that may be made to make advance payments in connection with the expense of defending or settling any action, suit or other proceeding, whether civil or criminal, shall be authorized and made (if so authorized and made) in accordance with paragraph (c) above.

12.           Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Delegation.

(a)           This Agreement shall become effective as of the date hereof and, unless sooner terminated by the Company or the Investment Manager as provided herein, shall continue in effect for the term of the Company. Notwithstanding the foregoing, this Agreement may be terminated by the Company without the payment of any penalty, upon the occurrence of a “Cause” event and upon notification in writing by the Liquidation Agent to the Company and the Investment Manager.

A “Cause” event for purposes of this Section 12(a) shall have occurred by reason of:

(i) the conviction (or plea of no contest) for a felony of the Investment Manager;

(ii) the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors of the Investment Manager, if the employment or other affiliation of such Person so convicted is not terminated by the Investment Manager within thirty (30) days of such conviction and the board of directors vote thereafter to invoke this termination provision; and

(iii) the Investment Manager or an officer or a member of the board of directors of the Investment Manager has engaged in gross negligence or willful misconduct with respect to the Company that has resulted in a material adverse effect on the Company or the Collateral Obligations, or has committed a knowing material violation of securities laws, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Investment Manager is terminated or suspended within thirty (30) days after discovery by the Investment Manager.

The Investment Manager shall promptly provide written notice to the Liquidation Agent and the Company upon the occurrence of a “Cause” event.

(b)           Notwithstanding anything herein to the contrary, Sections 8 and 11 and 25 of this Agreement shall survive any termination hereof.

(c)            From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliates shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, or upon the occurrence of a default by the Investment Manager of any provision of this Agreement or any term of the Transaction Documents applicable to it and upon request by the Company, the Investment Manager shall, to the extent available to the Investment Manager and subject to Applicable Law and redaction of any confidential or proprietary information, deliver as directed copies of all documents, books, records and other information prepared and maintained by or on behalf of the Company with respect to any Collateral Obligation (“Records”) within five (5) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to the successor investment manager) containing as of the close of business on the date of demand all of the data maintained by the Investment Manager in computer format in connection with managing the Collateral Obligations. The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Collateral Obligations. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, the Indenture or any Collateral Obligations (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliate of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

(d)           Until a successor investment manager has commenced investment management activities in the place of FS Energy and Power Fund (which, for the avoidance of doubt, may be renamed to FS Specialty Lending Fund or such other name as notified to the Liquidation Agent) (the “Original Investment Manager”), the Original Investment Manager, shall not resign as investment manager hereunder except upon the Original Investment Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Original Investment Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Original Investment Manager to have liability, the resignation of the Original Investment Manager shall not become effective until another entity shall have assumed the responsibilities and obligations of the Original Investment Manager.

(e)            Following the occurrence and continuance of an Event of Default under the Indenture that has resulted in the acceleration of the Secured Obligations and the exercise of remedies of a secured party under the UCC by the Trustee in accordance with the Indenture, the Liquidation Agent shall have the right to direct the Investment Manager to exercise all voting and other powers of ownership as the Liquidation Agent shall instruct (it being understood that if the terms of the related Reference Instrument expressly prohibit or restrict any such rights given to the Liquidation Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated).

13.           Power of Attorney; Further Assurances.

In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its servicing duties under this Agreement and (b) to (i) subject to any policies adopted by the Member or the Company with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

14.           Amendment of this Agreement; Assignment.

(a)            No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought and, for so long as the Notes issued under the Indenture remain Outstanding, consented to by the Liquidation Agent; provided that the Investment Manager may, without consent of the Liquidation Agent, amend this Agreement (i) to correct inconsistencies, typographical or other errors, defects or ambiguities or (ii) for so long as such amendment does not have an adverse effect on the Liquidation Agent or any Noteholders.

(b)           For so long as the Notes issued under the Indenture remain Outstanding, the Investment Manager may not, directly or indirectly, assign all or any part of its rights and duties under this Agreement to any Person without the prior consent of the Company and the Liquidation Agent, provided that (i) any assignment to an Affiliate of the Investment Manager shall not require the consent of the Liquidation Agent, provided the Investment Manager may transfer this Agreement or its rights and duties under this Agreement without obtaining the prior consent of the Company or providing prior notice to the board of directors in a transaction that does not result in a Default, change in control or management of the Investment Manager.

15.           Notices.

Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be given in accordance with Section 14.3 of the Indenture.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 15.

16.           Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

17.           Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. In the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control.

18.           Costs and Expenses.

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by each party hereto.

19.           Books and Records.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Investment Manager that are required to be maintained by Rule 31a-1 under the 1940 Act.

20.           Titles Not to Affect Interpretation.

The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.           Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

23.           Execution in Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

24.           Third Party Rights; Benefits of Agreement.

Other than as set forth in this Section 24, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member (other than as a result of the assignment by the Company of certain of its rights hereunder to secure repayment of the Notes pursuant to the Grant under the Indenture).

The Investment Manager hereby acknowledges that the Trustee is the beneficiary of a collateral assignment of this Agreement pursuant to Section 15.1 of the Indenture and the Trustee for the benefit of the Secured Parties shall be an express third party beneficiary of the Company’s rights hereunder, including but not limited to the Company’s right to indemnification set forth in Section 11 of this Agreement, subject, in each case, to each of the limitations, restrictions and conditions set forth in Section 15.1 of the Indenture with respect to the collateral assignment of this Agreement, and for the avoidance of doubt, excluding any right of the Company to replace or terminate the Investment Manager; provided that, such collateral assignment and such third party beneficiary rights shall automatically terminate upon the irrevocable payment in full of the Secured Obligations (other than contingent indemnity obligations as to which no claim has been made).

25.           Subordination; Non-Petition.

(a)           The Investment Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Investment Manager agrees to be bound by the provisions of, Article XI of the Indenture and each of the Investment Manager and Company hereby consents to the assignment of this Agreement as provided in Article XV of the Indenture and the Investment Manager agrees to the provisions of Section 15.1(f) of the Indenture.

(b)           Notwithstanding any provision of any Transaction Document to the contrary, the Investment Manager agrees not to institute against the Company, or join any other Person in instituting against the Company, any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation Proceedings or other Proceedings under U.S. federal or state bankruptcy or similar laws, or the similar laws of any other applicable jurisdiction until at least one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Notes issued under the Indenture. Nothing in this Section 25 shall preclude, or be deemed to stop, the Investment Manager (i) from taking any action prior to the expiration of the aforementioned period in connection with (A) any insolvency case or Proceeding voluntarily filed or commenced by the Company or (B) any involuntary insolvency Proceeding filed or commenced by a person other than the Investment Manager or its Affiliates or (ii) from commencing against the Company or any of its respective properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FS ENERGY AND POWER FUND

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

FSSL FINANCE BB ASSETCO LLC

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

[Barclays-FS – Signature Page to Investment Management Agreement]